Registration No. 33-______

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-8

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       GLEASON CORPORATION
     (Exact name of registrant as specified in its charter)


             DELAWARE                        16-1224655
   (State or other jurisdiction           (I.R.S. Employer
of incorporation or organization)       Identification No.)


1000 University Avenue, Rochester, New York          14692
  (Address of Principal Executive Offices)         (Zip Code)



               GLEASON CORPORATION 1992 STOCK PLAN
                    (Full title of the Plan)


                        John J. Perrotti
                  Vice President - Finance and
                     Chief Financial Officer
                       Gleason Corporation
                     1000 University Avenue
                   Rochester, New York  14692
                         (716) 473-1000



        (Name, address, including zip code, and telephone number, including area code, of agent for service)



                            Copy to:
                     Julian W. Atwater, P.C.
               Nixon, Hargrave, Devans & Doyle LLP
                         Clinton Square
                            Box 1051
                   Rochester, New York  14603
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                 CALCULATION OF REGISTRATION FEE

                             Proposed   Proposed
 Title of                    Maximum    Maximum
Securities       Amount to   Offering   Aggregate   Amount of
   to be             be      Price Per  Offering   Registration
Registered       Registered   Share*     Price**      Fee

Common Stock     500,000     $32.3125  $12,897,725  $4,447.52
$1.00 par value   shares

* Inserted solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon average of the high and low prices for the Company's Common Stock on the New York Stock Exchange reported as of September 1, 1995.

** Equal to (1) the aggregate exercise price for 180,500 options which have been granted ($2,716,056), plus (2) the 315,100 remaining shares for which options have not been granted multiplied by $32.3125 ($10,181,669). No price is attributed to the 4,400 shares of restricted stock which have been granted under the 1992 Stock Plan without consideration.



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                             Part II

                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference.

          The following documents which have been filed by Gleason Corporation (the "Company") with the Securities and
Exchange Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13 of the Securities Exchange Act of 1934.

          (b) All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 31, 1994.

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-8 dated June 11, 1984 (Registration Statement No. 2-91656), including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities of the Company offered hereby have been sold or which deregisters all securities of the Company remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


Item 4.   Description of Securities.

          Not Applicable.


Item 5.   Interests of Named Experts and Counsel.

          The legality of the Plan has been passed upon by Nixon, Hargrave, Devans & Doyle, LLP, of which Julian W. Atwater, P.C., a professional corporation whose sole shareholder is a director of the Company, is a partner.

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Item 6. Indemnification of Directors and Officers

          Section 1 of Article VII of the By-laws of the Company reads as follows:

          "To the full extent authorized by law, in the case of directors and officers, and by agreement of the Corporation or authorization of the Board of Directors in the case of other employees or agents of the Corporation, the Corporation shall indemnify any person, made, or threatened to be made, a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, or served any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any such capacity, at the request of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith."

          Section 145 of the Delaware General Corporation Law permits the Company to indemnify any director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or director against expenses incurred in an action by or in the right of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company (subject to a court permitting indemnification under certain circumstances). This statute requires indemnification of such officers and directors against expenses to the extent they are successful in defending any such action and provides that it is not exclusive of any other rights that directors or officers may have to indemnification under any bylaw, agreement or otherwise. The statute permits purchase of liability insurance by the Company on behalf of officers and directors, and the Company has purchased such insurance.

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Item 7. Exemption from Registration Claimed.

          Not applicable.


Item 8. Exhibits.

          See Exhibit Index.


Item 9. Undertakings.

          (a)  The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment

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by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                           SIGNATURES


The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on September 8, 1995.



                                   GLEASON CORPORATION

                                   By: /s/ James S. Gleason
                                           James S. Gleason
                                           Chairman of the Board,
                                           President and Chief
                                           Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 8, 1995.

/s/ James S. Gleason               Chairman of the Board,
    James S. Gleason               President and Chief
                                   Executive Officer

/s/ John J. Perrotti               Vice President-Finance
    John J. Perrotti               (Principal Financial Officer)


/s/ John W. Pysnack                Controller
    John W. Pysnack                (Principal Accounting Officer)


Directors:

Martin L. Anderson
Julian W. Atwater
Robert W. Bjork
J. David Cartwright
James S. Gleason
Donald E. Lennox
Robert A. Sherman

By: /s/ James S. Gleason
        James S. Gleason

By: /s/ Ralph E. Harper
        Ralph E. Harper

        Attorneys in fact.

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                          EXHIBIT INDEX

Exhibit
Number                        Description

4(a) The Restated Certificate of Incorporation of Gleason Corporation, as filed with the Delaware Secretary of State on May 5, 1987 is incorporated by reference to Exhibit A of the Registrant's Form 10-Q for the quarter ended March 31, 1987.

4(b) The By-Laws of Gleason Corporation, as amended, is incorporated by reference to Exhibit 3(b) of the Registrant's Form 10-K, file number 1-8782, for the year ended December 31, 1991.

4(c) The Gleason Corporation Preferred Stock Purchase Agreement, dated as of June 8, 1989, as amended, is incorporated by reference to the Registrant's Form 8-A Registration Statement dated June 8, 1989, Form 8 Amendment No. 1 dated March 2, 1990 and Form 8 Amendment No. 2 dated February 6, 1992.

4(d) The Gleason Corporation 1992 Stock Plan, as amended, is incorporated by reference to Exhibit 10(a) of the Registrant's Form 10-K, file number 1-8782, for the year ended December 31, 1992.

5 Opinion of Nixon, Hargrave, Devans & Doyle LLP as to the Legality of the Securities Being Registered is filed as an Exhibit to this Registration Statement.

23(a) Consent of Nixon, Hargrave, Devans & Doyle LLP is contained in its opinion filed as Exhibit 5 to this Registration Statement.

23(b) Consent of Ernst & Young LLP, Independent Auditors is filed as an Exhibit to this Registration Statement.

24 Power of Attorney is filed as an Exhibit to this Registration Statement.